Exhibit 99.4

Deltagen Reports Fourth Quarter & Year Ended 2001 Financial Results

REDWOOD CITY, Calif., Feb 12, 2002/PRNewswire-FirstCall via COMTEX/ — Deltagen, Inc. (Nasdaq: DGEN) today reported financial results for the fourth quarter ended December 31, 2001. Revenue for the fourth quarter of 2001 increased to $2,459,000 compared to $1,320,000 for the quarter ended December 31, 2000. Revenue for the year ended 2001 increased to $9,910,000 compared to $2,080,000 for the year ended December 31, 2000. The increase is attributable to revenue from Deltagen’s DeltaBase™ mammalian gene function database in the current year and quarter.

Costs and expenses for the quarter ended December 31, 2001 were $17.7 million, an increase from $10.6 million in the fourth quarter of 2000. Costs and expenses for the year were $62.1 million in 2001 compared to $37.3 million in 2000. The increase is due primarily to the significant expansion of our knock out production pipeline and Deltagen’s Target Research and Development program. Results for the year ended December 31, 2001 include charges related to the Company’s acquisition of Arcaris, Inc. The charges include $907,000 related to expensed in-process research and development activities and $561,000 related to the amortization of intangibles. The year ended December 31, 2001 also includes a $1.3 million charge for the estimated loss on subleased facilities that became excess upon the lease of new expanded facilities. Non-cash charges in the fourth quarter of 2001 include $898,000 in amortization of stock compensation costs compared to $1.9 million in the fourth quarter of 2000.

Net interest income was $378,000 in the three months ended December 31, 2001, compared to $1.8 million in the prior year fourth quarter. The reduction is due primarily to lower average cash balances and lower interest rates.

The net loss for the quarter ended December 31, 2001 was $14.9 million, or $0.48 per share versus a loss of $7.5 million, or $0.26 per share in the prior year fourth quarter. The net loss for the year ended December 31, 2001 was $48.5 million, or $1.64 per share compared to a net loss of $32.2 million, before a $22.4 million deemed dividend, in the prior year twelve months. At December 31, 2001, cash, cash equivalents, short term investments and marketable securities totaled $76.5 million.

“Last year was a very productive building year for Deltagen. Our efforts have most recently been validated by Merck’s decision to expand our relationship to become a full subscriber of DeltaBase. Including our secreted protein program, our industry collaborator base now includes four of the leading pharmaceutical companies in the world — GlaxoSmithKline, Lilly, Merck and Pfizer,” said William Matthews, Ph.D., president and chief executive officer at Deltagen. “Our systems biology infrastructure has made Deltagen target rich, and therefore, to exploit this opportunity, we are very excited about our pending acquisition of the former CombiChem. This acquisition provides us with established and well-recognized small molecule drug discovery capability. Deltagen will aggressively pursue partnering opportunities as well as direct commercialization of the targets within our core development programs of oncology, inflammation and metabolism.”

Recent key accomplishments:

—	Added Merck as fifth DeltaBase subscriber.

—	Signed a definitive agreement to acquire Bristol-Myers Squibb Pharma Research Labs L.L.C (BMSPRL), formerly known as CombiChem, Inc.

—	Delivered sixth quarterly release of DeltaBase to current subscribers, now totaling 375 potential gene targets.

—	Secured secreted protein collaboration agreement with Hyseq, Inc. to evaluate, develop, and commercialize potential targets from their pipeline.

—	Filed our 608th application with the United States Patent and Trademark Office (USPTO).

—
Added significant experience to our Management Team and the Board of Directors through the addition of Stephen J. Peroutka, M.D., Ph.D. to vice president of Clinical Research; Majid Mehtali, Ph.D., as scientific director of Deltagen Europe SA; Jeanne Y. Jew, MBA, as vice president of Business Development; and Constantine E. Anagnostopoulos, Ph.D. to the Board of Directors.

Deltagen will hold its fourth quarter financial results conference call on February 12, 2002 at 4:30 p.m. EST. Domestic callers should call 800-847-8131; international callers should call 212.676.5293. To access the conference call post the live call, interested parties should dial 800-633-8284 or 858-812-6446 and refer to reservation number 20257918. The call will also available via the internet, www.deltagen.com. Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently has secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase subscribers include GlaxoSmithKline, Merck, and Pfizer.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to product and drug development, uncertainties related to the need for regulatory or other government approvals, Deltagen’s patents and other intellectual property and the patents and other intellectual property of its subsidiaries, uncertainties related to integration with its acquisition targets, dependence on proprietary technology, uncertainty of market acceptance of the company’s products, uncertainties related to business opportunities, the receipt of future payments, including milestones and royalties, the continuation of customer relationships and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

DELTAGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31,
	2001	2000
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$66,331	$118,333
Accounts receivable, net	2,511	1,682
Prepaid expenses and other current assets	2,207	945

Total current assets	71,049	120,960
Property, plant and equipment, net	16,672	8,635
Restricted cash	2,869	150
Marketable securities	10,150	—
Goodwill	1,788	—
Intangible assets	3,479	—
Other assets	3,043	314

Total assets	$109,050	$130,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,131	$1,140
Accrued liabilities	5,864	3,669
Current portion of capital lease obligations	11	25
Current portion of loans payable	2,382	1,599
Current portion of deferred revenue	7,257	6,820

Total current liabilities	19,645	13,253

Capital lease obligations, less current portion	28	15
Loans payable, less current portion	3,059	3,248
Long-term accrued liabilities	990	—
Deferred revenue, less current portion	1,657	2,679

Total liabilities	25,379	19,195

Stockholders’ equity
Common stock	32	30
Additional paid-in capital	186,595	171,064
Unearned stock-based compensation	(3,019)	(8,750)
Notes receivable from stockholders	(805)	(805)
Accumulated deficit	(99,132)	(50,675)

Total stockholders’ equity	83,671	110,864

Total liabilities and stockholders’ equity	$109,050	$130,059

DELTAGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2001	2000	2001	2000
Contract revenue	$2,459	$1,320	$9,910	$2,080

Costs and expenses: (1)
Research and development (2)	13,345	6,787	45,033	26,262
Selling, general and administrative	4,384	3,815	17,038	11,068

Total costs and expenses	17,729	10,602	62,071	37,330

Loss from operations	(15,270)	(9,282)	(52,161)	(35,250)
Interest income	564	1,968	4,451	3,560
Interest expense	(186)	(159)	(747)	(531)

Net loss	(14,892)	(7,473)	(48,457)	(32,221)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(22,360)

Net loss attributable to common stockholders	$(14,892)	$(7,473)	$(48,457)	$(54,581)

Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(0.26)	$(1.64)	$(4.32)

Weighted average shares used in computing net loss per share, basic and diluted	31,078	28,345	29,489	12,621

(1)
Includes amortization of deferred stock compensation of $898,000 and $1.9 million for the three months ended December 31, 2001 and 2000, respectively, and $3.9 million and $10.9 million for the years then ended as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2001	2000	2001	2000
Research and development	$658	$978	$2,922	$5,898
General and administrative	240	903	982	4,974

Total	$898	$1,881	$3,904	$10,872

(2)
The year ended December 31, 2001 includes charges related to the Company’s acquisition of Arcaris, Inc. The charges include $907,000 related to expensed in-process research and development activities and $561,000 related to the amortization of intangibles. The year ended December 31, 2001 also includes a $1.3 million charge for the estimated loss on subleased facilities that became excess upon the lease of new expanded facilities.